EXHIBIT 10.5

PHASE II OPTION AGREEMENT

THIS PHASE II OPTION AGREEMENT (herein called the “Agreement”), made and entered this 1st day of December, 2006, by and between GLENWOOD HOUSING PARTNERS II, LLC, an Indiana limited liability company (the “Seller”); and PRIP 10637, LLC, a Delaware limited liability company (the “Purchaser”);

W I T N E S S E T H: That,

WHEREAS, pursuant to that certain Membership Purchase and Sale Agreement (the “Purchase Agreement”), dated December 1, 2006 between Shiloh Crossing Partners II, LLC, Purchaser, and Glenwood Housing Partners I, LLC, Purchaser has acquired a sixty-five percent (65%) membership interest in Glenwood Housing Partners I, LLC, a Delaware limited liability company (“Phase I Owner”), which is the owner of certain improved real property consisting of an approximately 266 unit apartment complex and related amenities and improvements located thereto located at 10637 Springfield Pike in Woodlawn, Ohio (the “Phase I Property”); and

WHEREAS, Seller owns a certain tract or parcel of land adjacent to the Phase I Property and more particularly described in Exhibit A attached hereto and incorporated herein by reference (the “Phase II Land”) and on which Seller currently contemplates will be developed and constructed approximately 88 apartment units that will be leased, managed and operated as phase II of the Phase I Property; and

WHEREAS, Seller has agreed to grant to Purchaser an option to acquire certain membership interests in Seller upon the completion of any such development on the Phase II Land undertaken by Seller or any affiliate of Seller on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the acquisition of the interests of Purchaser in the Phase I Owner and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. DEFINITIONS. In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms used herein have the following meanings:

1.1 “Debt Service” means the Loan Amount multiplied by the Interest Rate.

1.2 “Gross Asset Value” means the greater of (i) Total Costs plus 10% or (ii) Stabilized Cash Flow after Debt Service divided by .09, divided by .7, plus the Loan Amount.

1.3 “Interest Rate” means the greater of (i) the actual fixed rate (quoted at the time of rate lock) for a first priority, non-recourse mortgage loan with Federal Home Loan Mortgage Corporation payable interest-only with a 10-year term; or (ii) six percent (6%).

1.4 “Leveraged Equity” means the Gross Asset Value less the Loan Amount.

1.5 “Loan Amount” means the amount of the permanent loan for the Phase II Property, not to exceed a loan to value ratio of seventy percent (70%) loan to Gross Asset Value.

1.6 “Option Interests” means at least seventy percent (70%) and not more than ninety percent (90%) beneficial ownership interests in Seller or any person or entity affiliated with Seller that owns the Phase II Property.

1.7 “Option Price” means an amount equal to the Leveraged Equity multiplied by the percentage of beneficial ownership interests in Seller (or person or entity affiliated with Seller that owns the Phase II Property) contained in the Option Interests.

1.8 “Phase I Owner Operating Agreement” means that certain Amended and Restated Operating Agreement of Glenwood Partners I, LLC, dated as of December 1, 2006, as thereafter amended.

1.9 “Phase II Development” means the development and construction on the Phase II Land of approximately eighty-eight (88) apartment units to be leased, managed and operated as Phase II of the Fieldstone Apartments. The total square footage for the Phase II Development will be approximately 97,640, and the unit mix and average unit sizes will be generally as follows:

No. of Units		Square Footage
14	One-bedroom, one bath	660 SF
38	Two-bedroom, two bath	1,000 SF
36	Two-bedroom, two bath, den	1,400 SF
88		1,110 SF	Average

1.10 “Phase II Property” means the Phase II Land and the Phase II Development.

1.11 “Prorata Share” means the percentage the total number of apartment units in the Phase II Property bears to the total number of apartment units in the Phase I Property and in the Phase II Property.

1.12 “Stabilized Cash Flow After Debt Service” means Total Revenues, less Total Expenses, less Debt Service during the first twelve (12) consecutive month period during which the Phase II Property maintains occupancy of at least eighty percent (80%).

1.13 “Total Costs” means the total costs to complete construction of the Phase II Development (as certified by Seller), plus operating deficits until the first calendar month in which Total Revenues equal or exceed Total Expenses plus Debt Service. Total Costs shall generally equate to the outstanding balance under the construction loan for the Phase II Development, plus the contributed value of the land included in the Phase II Land, plus any necessary equity funded by the owner of the Phase II Property or its members or partners. Total Costs shall not include any return of capital or return on capital to the owner of the Phase II Property or its members or partners.

1.14 “Total Expenses” means the sum of the following: (i) the Prorata Share of the total payroll expenses for both the Phase I Property and the Phase II Property; (ii) Prorata Share of the total repair and maintenance expenses for both the Phase I Property and the Phase II Property; (iii) the Prorata Share of the total advertising, leasing and marketing expenses for both the Phase I Property and the Phase II Property; (iv) the Prorata Share of the total administrative expense for both the Phase I Property and the Phase II Property; (v) the Prorata Share of the total turnover expenses for both the Phase I Property and the Phase II Property; (vi) the Prorata Share of the total landscaping expenses for both the Phase I Property and the Phase II Property; (vii) the Prorata Share of the total utility expenses for both the Phase I Property and the Phase II Property; (viii) the actual insurance expenses for the Phase II Property; (ix) the actual management fee for the Phase II Property calculated to be four percent (4%) of collected Total Revenues; (x) actual real estate property taxes and personal property taxes for the Phase II Property, adjusted to reflect stabilized value (if necessary); and (xi) an allowance for a capital replacement reserve equal to $200 per apartment unit in the Phase II Property per year.

1.15 “Total Revenues” means the gross collected income earned in the normal course of operating the Phase II Property as a luxury rental apartment property, including, (i) rents for apartment units, garages, carports, and storage spaces, and (ii) fees, charges and reimbursements for customary tenant services, collected from tenants, at market rents (net of concessions) and pursuant to leases with an average term that is not materially different than those of tenants in the Phase I Property, but excluding insurance proceeds, condemnation awards, or monies from other non-operational sources. Any lump-sum payments for exclusive-use rights or the like shall be pro-rated over the appropriate term. “Total Revenues” shall be adjusted to reflect an occupancy factor equal to the combined weighted average occupancy of the Phase I Property and the Phase II Property during the immediately preceding three-month period, not to exceed ninety-five percent (95%).

2. GRANT AND EXERCISE OF OPTION.

2.1 Grant of Option. On the terms and conditions hereinafter set forth, Seller has granted and extended and does hereby grant and extend to Purchaser the exclusive and continuing right and option (the “Option”) to purchase the Option Interests for the Option Price on the terms and conditions hereinafter set forth.

2.2 Term of Option. The term of the Option shall be for a period commencing on the date of this Agreement and expiring on earlier of (i) the date of dissolution of the Phase I Owner pursuant to the Phase I Owner Operating Agreement, (ii) the date on which the Phase I Property is sold in accordance with the Phase I Owner Operating Agreement, or (iii) the date on which the Phase II Land is sold to any person or entity not affiliated with Seller, or (iv) the date of the closing of any buy-sell under the provisions of Article 7 of the Phase I Owner Operating Agreement. During the term of the Option, neither Seller nor any person or entity affiliated with Seller shall enter a joint venture, partnership, limited liability company or other similar arrangement with any person or entity with respect to the Phase II Land.

2.3 Exercise of Option.

2.3.1 Purchaser may exercise the Option at any time after the date on which the Phase II Property achieves Stabilized Cash Flow After Debt Service, and prior to the expiration of the term of the Option, by the delivery of a written notice to Seller of Purchaser’s intent to so exercise the Option (the “Exercise Notice”).

2.3.2 Upon request by Purchaser at any time prior to or after Purchaser’s exercise of the Option, Seller shall provide to Purchaser such financial and other information regarding the Phase II Property as Purchaser shall reasonably request, including (without limitation) information to enable Purchaser to determine and verify Total Costs, Total Expenses, Total Revenues and Debt Service.

3. PURCHASE AND SALE AGREEMENT

3.1 Purchase and Sale Agreement. Within thirty (30) days after delivery by Purchaser to Seller of the Exercise Notice, Seller and Purchaser shall enter into a written purchase and sale contract for the sale and purchase of the Option Interests (the “Purchase Contract”), which shall be substantially in the form attached as Exhibit B. Within five (5) business days after the delivery by Purchaser to Seller of the Exercise Notice, Purchaser shall prepare and deliver to Seller the completed draft form of the Purchase Contract, and in connection therewith, upon request by Purchaser, Seller shall provide to Purchaser any information for schedules and other uncompleted items that are required from Purchaser to complete the form of the Purchase Contract. Upon Seller’s receipt of completed form of the Purchase Contract, Seller shall notify Purchaser of any objections to the completed items in the Purchase Contract within five (5) business days after receipt from Purchaser. If Seller does not so object within such five (5) day period, then such completed form will be the Purchase Contract for the Option Interests. The parties shall act reasonably, diligently, and in good faith to resolve any issues relating to the Purchase Contract.

4. BROKERAGE. Seller and Purchaser each represent and warrant to the other party that the party making such representation and warranty has not employed, retained or consulted with any broker, agent or other finder, with respect to the transactions contemplated by this Agreement. Purchaser and Seller each indemnifies the other party against, and agrees to hold, save, and defend the other party harmless from, any and all claims (and all expenses, including reasonable attorneys’ fees, incurred in defending any such claims or in enforcing this indemnity) for any real estate commission or similar fee arising out of or in any way connected with any claimed agency relationship with the indemnifying party and relating to the transactions contemplated by this Agreement. The indemnities contained in this Section 6 shall survive the rescission, cancellation, termination or consummation of this Agreement.

5. TIME OF ESSENCE. Time is of the essence of this Agreement.

6. NOTICES. Any notices, requests, or other communications required or permitted to be given hereunder shall be in writing and shall be considered given: (i) on the date delivered personally by courier or otherwise, or if delivery is refused, the date presented; (ii) on the business day after sent or mailed by Federal Express, Express Mail, or other nationally recognized overnight mail service which maintains evidence of delivery and receipt to the party at its address set forth below; (iii) on the third business day after the date sent or mailed by certified U.S. Mail, return receipt requested to the party at its address set forth below; or (iv) either (A) as of the date on which the appropriate electronic confirmation of receipt is received by the sending party at or before 5:00 p.m. (receiver’s time) on any business day when sent by facsimile to the facsimile number of the party set forth below, or (B) as of the next business day if the time of the appropriate electronic confirmation of receipt is received by the sending party after 5:00 p.m. (receiver’s time) when sent by facsimile to the facsimile number of the party set forth below. The time period, if any, provided herein to respond thereto shall begin to run only upon the date of actual receipt.

7. ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the Phase II Property and contains the sole and entire understanding between Seller and Purchaser with respect to the Phase II Property. All promises, inducements, offers, solicitations, agreements, commitments, representations, and warranties heretofore made between such parties are merged into this Agreement. This Agreement shall not be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.

8. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

9. WAIVER. Any condition, right, election, or option of termination, cancellation, or rescission granted by this Agreement to Purchaser or Seller may be waived by such party.

10. DATE FOR PERFORMANCE. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended through the close of business on the second (2nd) following regularly scheduled business day.

11. SUCCESSORS AND ASSIGNS. Subject to following provisions of this Section, this Agreement shall be binding upon and inure of the benefit of the parties hereto and their respective legal representatives, successors and assigns. Purchaser may not assign this Agreement without the prior written consent of Seller; provided, however, that Purchaser shall have the right to assign this Agreement without the consent of Seller to any affiliate of Purchaser. In addition, in the event of any conveyance of any portion of the Phase II Property by Seller to any person or entity affiliated with Seller, any successor-in-title to Seller of such portion of the Phase II Property, and such portion of the Phase II Property, shall remain subject to the terms and provisions of this Agreement, and the terms and provisions of this Agreement shall be deemed to be covenants running with the land

12. SHORT FORM OPTION. Upon the request by Purchaser, Seller shall execute and record in the appropriate county records a short form of this Agreement to provide to third parties constructive notice of the existence of Purchaser’s rights hereunder.

IN WITNESS WHEREOF, the parties hereto have duly signed and delivered this Agreement as of the date set forth above.

SELLER:

GLENWOOD HOUSING PARTNERS II, LLC, an Indiana limited liability company

By:	Shiloh Crossing Partners II, LLC, an Indiana limited liability company, its Manager

	By:	Buckingham Investment Corporation, an Indiana corporation, its Manager

		By:	/s/ Brad B. Chambers
Brad B. Chambers, President

Address: 333 N. Pennsylvania Street, 10th Floor Indianapolis, Indiana 46204 Attention: Bradley B. Chambers Telephone: (317) 974-1234 Facsimile: (317) 974-1238

[Signatures Continued on Next Page]

PURCHASER:

PRIP 10637, LLC, a Delaware limited liability company

By:	Paladin Realty Income Properties, L.P., Delaware limited partnership

	By:	Paladin Realty Income Properties, Inc., a Maryland corporation, its general partner

		By:	/s/ Michael Lenard
Michael Lenard, Executive Vice President, Secretary and Counselor

Address: c/o Paladin Realty Partners, LLC 10880 Wilshire Boulevard, Suite 1400 Los Angeles, California 90024 Attention: William K. Dunbar Telephone: (310) 996-8754 Facsimile: (310) 996-8708

Address: 333 N. Pennsylvania Street, 10th Floor Indianapolis, Indiana 46204 Attention: Bradley B. Chambers Telephone: (317) 974-1234 Facsimile: (317) 974-1238